Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:
Ron Arp, 360.601.2991
rarp@amplifygroup.com

Metro One Withdraws Appeal for Continued Listing on Nasdaq; Moves
to the Over-the-Counter Bulletin Board

Beaverton, Ore. (September 19, 2008) — Metro One Telecommunications, Inc. (Nasdaq: INFO) announced that it has withdrawn its appeal to the Nasdaq Listing Qualifications panel of the Nasdaq staff determination that Metro One did not satisfy the requirements for continued listing on The Nasdaq Capital Market. In response, the Nasdaq Office of General Counsel, Hearings, indicated by letter dated September 17, 2008, that the Company’s shares will be suspended from trading effective at the open of business Friday, September 19, 2008 and subsequently delisted.

The Company has been advised that the Financial Industry Regulatory Authority (FINRA) has cleared a market maker’s Form 211 application to quote the Company’s stock on the OTC Bulletin Board™ (OTCBB). As a result, trading and quotations for the Company’s common stock can begin on the OTCBB today.

“Our move to the OTCBB allows us to focus more intently on revitalizing our business with new initiatives while also addressing the need for our shareholders to have continued liquidity in their stock,” said Jim Hensel, CEO of Metro One Telecommunications.

Metro One announced in March that it was exiting the unprofitable live directory assistance business, and is now providing outsourced contact services and data services to companies and municipalities. The Company has since introduced three new data services products and has twice expanded the contact center at its Beaverton headquarters.

About Metro One Telecommunications

Based in Beaverton, Ore., a Portland suburb, Metro One is an information services provider, offering inbound and outbound contact services, data and analytics, and related services. In the past two years, the company has processed more than 300 million data transactions. More information is at www.metro1.com